January 23, 2009

The Student Loan Corporation Announces
Year-End and Fourth Quarter Earnings

Stamford, CT: The Student Loan Corporation (NYSE:STU) today reported net income of $76.2 million, or $3.81 per share, for the year ended December 31, 2008, a decrease of $106.5 million (58%) compared to net income of $182.7 million, or $9.13 per share, reported for 2007. The unprecedented disruption and lack of liquidity in the financial markets has significantly affected the Company’s operations. These conditions contributed to a reduction in net interest income of $31.5 million (after tax) for 2008 as compared to 2007 and also limited the Company’s ability to sell and securitize loans, which resulted in a year-over-year decrease in associated gains of $66.3 million (after-tax). These decreases were offset by net increases in mark-to-market gains on the Company’s retained interests and associated hedges, which are recorded in fee and other income.

For the quarter ended December 31, 2008, net income was $11.6 million, or $0.58 per share, a decrease of $31.5 million (73%) compared to net income of $43.2 million, or $2.16 per share, for the fourth quarter of 2007.

“We continued to experience challenging market conditions in the U.S. and global economies during 2008.  Over the course of the year, we have demonstrated our resourcefulness by implementing initiatives designed to minimize the impact of external economic conditions on our net interest margin while also decreasing operating expenses.  These actions have helped us weather these difficult market conditions and provide opportunities to generate long-term shareholder value,” said Student Loan Corporation Chief Executive Officer, Mike Reardon.

During December of 2008, the Company borrowed $1.0 billion through the Department of Education’s Loan Participation Purchase Program under The Ensuring Continued Access to Student Loans Act of 2008.  “This program provided the Company with access to competitive funding. Accessing this liquidity is helping to provide us with the resources to fulfill our commitment to build a better future by providing unparalleled solutions that enable students and their families to finance the education of their choice,” said Mr. Reardon.

During the twelve months ended December 31, 2008, the Company’s managed student loan portfolio grew by $4.8 billion (13%) to $42.1 billion, reflecting the Company’s continued strong origination performance.  The managed portfolio includes $25.6 billion of Company-owned loan assets and $16.5 billion of loans serviced on behalf of securitization trusts or other lenders. Originations for the year included FFELP Stafford and PLUS originations of $5.7 billion, a 25% increase from 2007.  The Company also made new CitiAssist® loan commitments of $1.8 billion, which were consistent with the same period of 2007.  Also during the year, the Company’s loan consolidation and other secondary market activities contributed $0.8 billion of loans, which represents a decrease of 65% from 2007.  This decrease was a direct result of the Company temporarily withdrawing from the consolidation loan markets during the year and illiquidity in the secondary loan markets.

Net interest income of $331.3 million for 2008 was $57.3 million (15%) lower than 2007. This decrease was mainly the result of a decrease in net interest margin, offset in part by higher average loan balances. Net interest margin for 2008 was 1.32%, 34 basis points lower than 2007. This decrease in margin is the result of an increase in the cost of funds resulting from the refinancing of maturing term debt under less favorable conditions, resulting in higher credit premiums over LIBOR. Partially offsetting the higher credit premiums were lower year-over-year consolidation rebate fees and amortization of deferred costs.  During 2008, these higher credit premiums decreased the Company’s net interest income by $79.7 million. The enactment of the College Cost Reduction and Access Act also had a negative impact on the Company’s net interest income, resulting in a $16.3 million reduction from 2007.

Net interest income of $46.9 million for the fourth quarter of 2008 was $44.7 million (49%) lower than the fourth quarter of 2007.  The fourth quarter net interest margin was 0.72%, a decrease of 82 basis points from the fourth quarter of 2007. This decrease was the result of an increasing cost of funds due to higher credit premiums and a decreasing yield on FFELP student loans primarily due to falling commercial paper rates, which directly affects the special allowance payments received from the Department of Education.

The Company’s other income of $105.0 million for 2008 was $43.2 million (29%) lower than the prior year.  This decrease reflects a significant decline in securitizations and whole loan sales during 2008, resulting in a reduction of associated gains of $108.1 million.  In addition, during the year the Company recorded a write down on loans held for sale of $34.7 million. These decreases were offset by an increase in net gains on the Company’s derivatives and retained interests from securitizations of $93.8 million over 2007, reflecting a decline in prepayments which extended the expected life of the trusts.

Total operating expenses of $179.9 million for the twelve months ended December 31, 2008 were $0.4 million higher than 2007. Included in the 2008 and 2007 operating expenses were $12.4 million and $0.7 million respectively, of restructuring and related charges, primarily severance, associated with the Company’s strategic repositioning efforts.  Excluding these restructuring and related charges in both periods, operating expenses for 2008 were $11.3 million or 6% lower than the prior year.  The Company’s operating expense ratio, excluding restructuring and related charges (total operating expenses less restructuring and related charges as a percentage of average managed student loans) for 2008 was 0.42%, eight basis points lower than 2007, reflecting the effects of the Company’s strategic realignment activities. For the fourth quarter of 2008, operating expenses, including $3.7 million of restructuring and related charges, were $37.7 million, a decrease of 17% from the fourth quarter of 2007.

The Company’s allowance for loan losses at December 31, 2008 was $110.3 million compared to $42.1 million at December 31, 2007.  This increase of $68.2 million includes $48.9 million related to the Uninsured CitiAssist Custom portfolio and is due to seasoning of the portfolio and higher volume.  At December 31, 2008, the Uninsured CitiAssist Custom portfolio represented 4% of the Company’s student loan assets.  The allowance increase in the other loan portfolios is primarily associated with volume increases and credit deterioration. During 2008, the Company tightened underwriting standards in an effort to significantly reduce the origination of new Uninsured CitiAssist Custom loans and improve the overall asset quality in response to the economic environment.

The Company’s effective tax rate during the 2008 year decreased to 34.0% from 38.6% in 2007. This decrease reflects a net credit associated with the revaluation of the Company’s current and deferred income taxes payable.

The Company’s 2008 return on average equity decreased to 4.8% from 11.5% during 2007, driven by lower earnings. The 2008 fourth quarter return on average equity was 2.9%, compared to 10.6% for the fourth quarter of 2007.

On January 22, 2009, the Company’s Board of Directors declared a regular quarterly dividend on the Company’s common stock of $1.43 per share.  The dividend will be paid March 2, 2009 to shareholders of record on February 12, 2009.

The Student Loan Corporation is one of the nation’s leading originators and holders of FFEL Program and private education loans.  Citibank, N.A., a subsidiary of Citigroup Inc., is the largest shareholder in the Company with an 80% interest.

For information or inquiries regarding student loan accounts, please call 1-800-967-2400.  Hearing impaired customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298.  Information is also available on the Company’s Web site at http://www.studentloan.com.

FORWARD-LOOKING STATEMENTS
Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in the Company’s filings with the Securities and Exchange Commission.

Press Contact:	Mark Rodgers	212-559-1719
Investor Relations:	Bradley Svalberg	203-975-6320

THE STUDENT LOAN CORPORATION
CONSOLIDATED BALANCE SHEET
(Dollars in thousands, except per share amounts)

	December 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Federally insured student loans	$18,064,662	$16,244,273
Private education loans	5,861,545	4,696,337
Deferred origination and premium costs	635,449	668,082
Allowance for loan losses	(110,329)	(42,115)
Student loans, net	24,451,327	21,566,577
Other loans and lines of credit	9,016	87,437
Loans held for sale	1,072,316	337,790
Cash	595	25
Residual interests in securitized loans	942,807	633,074
Other assets	1,659,617	1,154,956

Total Assets	$28,135,678	$23,779,859

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings, payable to principal stockholder	$12,654,200	$13,373,000
Short-term secured borrowings, payable to Department of Education	1,002,211	-
Long-term borrowings, payable to principal stockholder	10,102,000	8,100,000
Long-term secured borrowings	1,727,744	-
Deferred income taxes	241,642	287,462
Other liabilities	821,453	395,174

Total Liabilities	26,549,250	22,155,636

Common stock, $0.01 par value; authorized 50,000,000 shares; 20,000,000 shares issued and outstanding	200	200
Additional paid-in capital	141,723	141,355
Retained earnings	1,444,505	1,482,668

Total Stockholders' Equity	1,586,428	1,624,223

Total Liabilities and Stockholders' Equity	$28,135,678	$23,779,859

THE STUDENT LOAN CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)
NET INTEREST INCOME
Interest income	$287,073	$385,815	$1,215,412	$1,563,811
Interest expense	(240,132)	(294,132)	(884,113)	(1,175,164)
Net interest income	46,941	91,683	331,299	388,647
Provision for loan losses	(22,965)	(24,078)	(140,895)	(59,920)
Net interest income after provision for loan losses	23,976	67,605	190,404	328,727

OTHER INCOME
Gains on loans securitized	–	22,266	1,262	70,814
Gains on loans sold	24	4,963	2,532	41,044
Fee and other income	33,803	22,070	101,197	36,301
Total other income	33,827	49,299	104,991	148,159

OPERATING EXPENSES
Salaries and employee benefits	5,316	15,856	48,573	61,628
Restructuring and related charges	3,654	–	12,389	735
Other expenses	28,745	29,735	118,913	117,155
Total operating expenses	37,715	45,591	179,875	179,518

Income before income taxes	20,088	71,313	115,520	297,368
Provision for income taxes	8,485	28,163	39,283	114,677
NET INCOME	$11,603	$43,150	$76,237	$182,691

DIVIDENDS DECLARED AND PAID	$28,600	$28,600	$114,400	$111,800

BASIC AND DILUTED EARNINGS PER COMMON SHARE
(based on 20 million average shares outstanding)	$0.58	$2.16	$3.81	$9.13

DIVIDENDS DECLARED AND PAID PER COMMON SHARE	$1.43	$1.43	$5.72	$5.59

      Certain prior period balances have been reclassified to conform to the current period’s presentation.